Exhibit 17.1

CARL J. SCHRAMM

POST OFFICE BOX 531

BROOKLANDVILLE, MARYLAND 21022

August 25, 2018

Mr. Theodore Farnsworth

Chief Executive Officer and

Chairman of the Board of Directors

Helios and Matheson Analytics, Inc.

Empire State Building

350 Fifth Avenue, Suite 7520

New York, New York 10118

Via electronic transmission to [EMAIL ADDRESS] and by Federal Express

Dear Ted:

As you know, for several months now, I have raised questions and expressed concerns about the corporate governance of Helios and Matheson Analytics, Inc. (the "Company"). I have sought, often unsuccessfully, information about the Company's financial status and operations, and explanations of Company strategy. I have objected to the manner in which a number of business decisions have been presented to the Board of Directors by management, without sufficient time for the Board to examine complex documents, to review significant transactions, or to discuss how the proposed actions fit into the Company's strategic plan.

These concerns have increased substantially over the past eight weeks as management apparently has made a number of important corporate decisions and executed significant transactions either without Board knowledge or approval, or in Board meetings initiated with only a few hours of advance notice by email (at least one of which I did not even know had been called until the meeting had concluded). Just last week, I learned that management withheld material information from the Board for several months.

These and other actions have interfered with my ability to exercise my responsibilities as a board member. Taken together, they confirm that, despite my best efforts, my ability to effectively dis charge my duties as a director has been compromised beyond repair.

Accordingly, effective immediately, I hereby resign from the Board of Directors of Helios and Matheson Analytics, Inc., and from any and all committees of which I am a member.

In accordance with Section 11(b)(1) of the Securities Act, from this date forward, I disclaim any and all responsibility for any part of any registration statement filed with the United States Securities and Exchange Commission by or on behalf of Helios and Matheson Analytics, Inc., or any of its affiliates, including but not limited to the Form S-3 filed on January 25, 2018, the Form S-3 filed on July 2, 2018, and any other corporate filings.

Sincerely,

/s/ Carl J. Schramm

cc:	Kevin Friedmann
Stuart Benson
Gadiyaram MuraliKrishna
Prathap Singh
Gavin Ralbag